Execution Version

LOAN AGREEMENT
dated as of October 31, 2017

among

SMARTFINANCIAL, INC.
as Borrower

and

CAPSTAR BANK
as Lender

TABLE OF CONTENTS
ARTICLE I.DEFINITIONS; CONSTRUCTION    1
Section 1.1.Definitions.    1
Section 1.2.Accounting Terms and Determination.    14
Section 1.3.Terms Generally.    14
ARTICLE II.AMOUNT AND TERMS OF THE LOANS    15
Section 2.1.Commitment.    15
Section 2.2.Procedure for Borrowings    15
Section 2.3.Funding of Borrowings.    15
Section 2.4.Reserved.    15
Section 2.5.Repayment and Prepayments of Borrowings.    15
Section 2.6.Interest on Borrowings.    16
Section 2.7.Late Payment Fee.    17
Section 2.8.Computation of Interest and Fees.    17
Section 2.9.Closing Fee..    17
Section 2.10.Evidence of Indebtedness.    17
Section 2.11.Reserved.    18
Section 2.12.Reserved.    18
Section 2.13.Reserved.    18
Section 2.14.Taxes.    18
ARTICLE III.CONDITIONS PRECEDENT TO EFFECTIVENESS    19
Section 3.1.Conditions To Effectiveness.    19
Section 3.2.Line of Credit Borrowing.    21
Section 3.3.Reserved.    21
ARTICLE IV.REPRESENTATIONS AND WARRANTIES    21
Section 4.1.Existence; Power.    21
Section 4.2.Organizational Power; Authorization.    22
Section 4.3.Governmental Approvals; No Conflicts.    22
Section 4.4.Financial Statements.    22
Section 4.5.Litigation Matters and Enforcement Actions.    23
Section 4.6.Compliance with Laws and Agreements.    23
Section 4.7.Investment Company Act.    23
Section 4.8.Taxes.    23
Section 4.9.Margin Regulations.    23
Section 4.10.ERISA.    24
Section 4.11.Disclosure.    24
Section 4.12.Subsidiaries.    25
Section 4.13.Dividend Restrictions; Other Restrictions.    25
Section 4.14.Capital Measures.    25
Section 4.15.FDIC Insurance.    25
Section 4.16.Ownership of Property.    25
Section 4.17.OFAC.    26
Section 4.18.Patriot Act.    26
Section 4.19.Solvency.    26
ARTICLE V.AFFIRMATIVE COVENANTS    27
Section 5.1.Financial Statements and Other Information.    27
Section 5.2.Notices of Material Events.    28
Section 5.3.Existence; Conduct of Business.    29
Section 5.4.Compliance with Laws, Etc.    29
Section 5.5.Payment of Obligations.    29
Section 5.6.Books and Records.    29
Section 5.7.Visitation, Inspection, Etc.    29
Section 5.8.Maintenance of Properties; Insurance.    30
Section 5.9.Use of Proceeds.    30
Section 5.10.CBI Merger.    30
Section 5.11.Further Assurances.    30
ARTICLE VI.FINANCIAL COVENANTS    30
Section 6.1.Ratio of Nonperforming Assets to Total Assets.    30
Section 6.2.Texas Ratio.    31
Section 6.3.Liquidity Ratio.    31
Section 6.4.Return on Average Assets.    31
Section 6.5.Debt Service Coverage Ratio    31
Section 6.6.Regulatory Capital    31
Section 6.7.Interest Coverage Ratio.    32
ARTICLE VII. NEGATIVE COVENANTS32
Section 7.1.Indebtedness.    32
Section 7.2.Negative Pledge.    33
Section 7.3.Fundamental Changes.    33
Section 7.4.Restricted Payments.    34
Section 7.5.Restrictive Agreements.    34
Section 7.6.Investments, Etc.    35
Section 7.7.Transactions with Affiliates.    36
Section 7.8.Hedging Transactions.    36
Section 7.9.Unsafe and Unsound Practices.    36
ARTICLE VIII. EVENTS OF DEFAULT36
ARTICLE IX.RESERVED    40
ARTICLE X.MISCELLANEOUS    40
Section 10.1.Notices.    40
Section 10.2.Waiver; Amendments.    41
Section 10.3.Expenses; Indemnification.    42
Section 10.4.Successors and Assigns.    43
Section 10.5.Governing Law; Jurisdiction; Consent to Service of Process.    43
Section 10.6.WAIVER OF JURY TRIAL.    44
Section 10.7.Right of Setoff.    44
Section 10.8.Counterparts; Integration.    44
Section 10.9.Survival.    44
Section 10.10.Severability.    45
Section 10.11.Confidentiality.    45
Section 10.12.Waiver of Effect of Corporate Seal.    45
Section 10.13.Patriot Act.    46

Schedules

Schedule 4.12	- Subsidiaries

Schedule 4.13	- Restrictions

Schedule 7.1	- Outstanding Indebtedness

Schedule 7.7	- Transactions with Affiliates

Exhibits

Exhibit A	- Form of Line of Credit Note

Exhibit 2.2	- Form of Notice of Borrowing

Exhibit 3.1(b)(vi)	- Form of Officer's Certificate (Effective Date)

Exhibit 3.2(b)	- Form of Officer's Certificate (Closing Date)

Exhibit 5.1(d)	- Form of Compliance Certificate

LOAN AGREEMENT
THIS LOAN AGREEMENT (this "Agreement") is made and entered into as of October 31, 2017, by and among SMARTFINANCIAL, INC., a Tennessee corporation (along with its successors and assigns, the "Borrower"), and CAPSTAR BANK, a Tennessee banking corporation, (along with its successors and assigns the "Lender").
W I T N E S S E T H:
WHEREAS, promptly following the Effective Date, the CBI Merger (as defined herein) shall occur whereby Borrower shall merge with CBI (as defined herein), pursuant to that certain Agreement and Plan of Merger by and among CBI, Capstone (as defined herein), the Borrower and SmartBank (as defined herein) dated as of May 22, 2017 (the "Merger Agreement");
WHEREAS, in connection with the CBI Merger, and no more than five (5) days following the closing thereof, the Capstone Merger (as defined herein) shall occur whereby Capstone (as defined herein) shall merge with and into SmartBank (as defined herein);
WHEREAS, the Borrower has requested that the Lender, and the Lender has agreed subject to the terms and conditions of this Agreement, to provide a line of credit facility in an original principal amount of up to Fifteen Million Dollars and 00/100 ($15,000,000.00); and
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower and the Lender agree as follows:
ARTICLE I.    DEFINITIONS; CONSTRUCTION
Section 1.1.    Definitions.     In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
"Accounting Firm" shall mean Mauldin & Jenkins, LLC, or other independent public accountants of regionally recognized standing or otherwise with the prior written consent of the Lender, not to be unreasonably withheld, conditioned or delayed, and engaged by the Borrower.
"Acquisition" shall mean, other than the CBI Merger and the Capstone Merger, any transaction or a series of related transactions for the purpose of, or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of any Person, (b) the acquisition of greater than 50% of the capital stock, partnership interest, membership interest or other equity interests of any Person, or otherwise causing a Person to become a Subsidiary, or (c) a merger or consolidation of, or any other combination with, another Person (other than a Person that is a Subsidiary), provided that the Borrower or any Subsidiary is the surviving entity.
"Additional Covenant" shall mean any affirmative or negative covenant or similar restriction applicable to the Borrower or any of its Subsidiaries (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in Articles V, VI or VII of this Agreement, or related definitions in Section 1.1 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holder or holders of the Indebtedness of the Borrower or its Subsidiaries created or evidenced by the document in which such covenant or similar restriction is contained (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenant in Articles V, VI or VII of this Agreement, or related definitions in Section 1.1 of this Agreement.
"Additional Default" shall mean any provision contained in any document or instrument creating or evidencing Indebtedness of the Borrower or any of its Subsidiaries which permits the holder or holders of such Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Borrower or any of its Subsidiaries to purchase such Indebtedness prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in Article VIII of this Agreement, or related definitions in Section 1.1 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holder or holders of such other Indebtedness (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in Article VIII of this Agreement, or related definitions in Section 1.1 of this Agreement.
"Affiliate" shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.
"Allowance for Loan and Lease Losses" shall mean the total amount of the Financial Institution Subsidiary's allowance for loan and lease losses as reported in Schedule RC of the Call Report.
"Amortization Payment" shall have the meaning given to it in Section 2.5(a)(ii).
"Bank" shall mean SmartBank.
"Borrowing" shall mean a Line of Credit Borrowing.
"Business Day" shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Nashville, Tennessee or New York, New York are authorized or required by law to close.
"Call Report" shall mean, with respect to each Financial Institution Subsidiary, the "Consolidated Reports of Condition and Income" (FFIEC Form 031 or 041 or any successor form of the Federal Financial Institutions Examination Council).
"Capstone" shall mean Capstone Bank, an Alabama chartered commercial bank and wholly-owned subsidiary of CBI.
"Capstone Merger" shall mean the merger of Capstone with and into SmartBank within five (5) days following the closing of the CBI Merger on terms and conditions reasonably acceptable to Lender.
"CBI" shall mean Capstone Bancshares, Inc. an Alabama corporation and the parent of Capstone.
"CBI Merger" means the merger of CBI with and into the Borrower, as more particularly described in Section 5.10 herein.
"Change in Control" shall mean (a) with respect to the Borrower, the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or "group" (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) other than in connection with the CBI Merger, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or "group" (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 25% or more of the outstanding shares of the voting stock of the Borrower or (iii) (A) before the CBI Merger, occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (1) nominated by the Borrower’s board of directors as constituted as of the Effective Date or (2) appointed by directors so nominated, or (B) after the CBI Merger, a change in any twelve (12) month period of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (1) nominated pursuant to the Merger Agreement or (2) appointed by directors so nominated; or (b) the Borrower shall own, directly or indirectly, less than 100% of the voting stock of any Financial Institution Subsidiary.
"Change in Law" shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.
"Code" shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
"Compliance Certificate" shall mean a certificate from the Chief Financial Officer or the President of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(d).
"Contractual Obligation" of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
"Control" shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "Controlling", "Controlled by", and "under common Control with" have meanings correlative thereto.
"Debt Service Coverage Ratio" shall mean for each Semiannual Period, commencing on December 31, 2017, the net income of the Borrower, plus the interest expenses incurred by the Borrower; divided by the Amortization Payments and all cash interest payments made by the Borrower.
"Default" shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
"Default Interest" shall have the meaning set forth in Section 2.6(d).
"Dollar(s)" and the sign "$" shall mean lawful money of the United States of America.
"Effective Date" shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with the terms of this Agreement.
"Employee Benefit Plan" shall have that meaning as defined in Section 3(3) of ERISA and for which the Borrower or an ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by the Borrower or its ERISA Affiliates or on behalf of beneficiaries of such participants.
"Environmental Laws" shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.
"Environmental Liability" shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.
"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute including any regulations promulgated thereunder.
"ERISA Affiliate" shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 303 of ERISA and Section 430 of the Code, is treated as a single employer under Section 414 of the Code.

"ERISA Event" shall mean with respect to the Borrower or any ERISA Affiliate, (i) any "reportable event", as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the failure to make required contributions when due to a Multiemployer Plan or Plan or the imposition of a Lien in favor of a Plan under Section 430(k) of the Code or Section 303(k) of ERISA; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition of a Lien in favor of the PBGC under Title IV of ERISA; (v) the receipt from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (vii) the incurrence of any liability with respect to the withdrawal or partial withdrawal from any Plan including the withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (viii) the incurrence of any Withdrawal Liability with respect to any Multiemployer Plan; (ix) the receipt of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA), or in "critical" status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (x) a determination that a Plan is, or is reasonably expected to be, in "at risk" status (within the meaning of Section 430 of the Code or Section 303 of ERISA).

"Event of Default" shall have the meaning provided in Article VIII.
"Excluded Taxes" shall mean with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or its applicable lending office is located and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Lender is located.
"FDIC" shall mean the Federal Deposit Insurance Corporation.
"Financial Institution Subsidiary" shall mean each of (a) those Financial Institution Subsidiaries set forth on Schedule 4.12 and designated as a "Financial Institution Subsidiary" and (b) each other Subsidiary hereafter formed or acquired that is a regulated financial institution.
"Fiscal Quarter" shall mean each fiscal quarter (including the fiscal quarter at the fiscal year-end) of the Borrower and its Subsidiaries.
"Fiscal Year" shall mean each fiscal year of the Borrower and its Subsidiaries.
"FR Y-9 Report" shall mean the "Parent Company Only Financial Statements for Bank Holding Companies-FR Y-9" submitted by the Borrower as required by Section 5(c) of the Bank Holding Company Act (12 U.S.C. 1844) and Section 225.5(b) of Regulation Y (12 CFR 225.5(b)), or any successor or similar replacement report.
"FRB" shall mean the Board of Governors of the Federal Reserve System.
"GAAP" shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.2.
"Governmental Authority" shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including without limitation, the FRB, the FDIC and any other federal or state agency charged with the supervision or regulation of depositary institutions or holding companies of depositary institutions (as used herein, including any trust company subsidiaries whether or not they take deposits), or engaged in the insurance of depositary institution deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to the Borrower and/or any of its Subsidiaries.
"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
"Hedging Obligations" of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
"Hedging Transaction" of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.
"Indebtedness" of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(f), trade payables overdue by more than 90 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all obligations of such Person under capital leases and all monetary obligations of such Person under Synthetic Leases, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all guarantees by such Person of Indebtedness of others, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any capital stock of such Person, (x) all Hedging Obligations of such Person; and (xi) all obligations of such Person in respect of any trust preferred securities, preferred equity or other types of hybrid capital securities issued by such Person.
"Indemnified Taxes" shall mean Taxes other than Excluded Taxes.
"Interest Coverage Ratio" shall mean for each Semiannual Period, commencing on December 31, 2017, the net income of the Borrower, plus the interest expenses incurred by the Borrower; divided by all cash interest payments made by the Borrower.
"Interest Period" shall mean a period of one Fiscal Quarter, provided that:
(i)    the initial Interest Period for the Loans shall commence on the Effective Date and terminate on December 31, 2017. Each Interest Period occurring thereafter shall commence on the day on which the next preceding Interest Period expires;
(ii)    if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;
(iii)    any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and
(iv)    no Interest Period may extend beyond the Maturity Date.
"Investments" shall have the meaning set forth in Section 7.6 hereof.
"Lender" shall have the meaning assigned to such term in the opening paragraph of this Agreement.
"Lien" shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).
"Line of Credit Borrowing" shall mean any borrowing of the Line of Credit Facility.
"Line of Credit Closing Date" shall mean the date on which the conditions precedent set forth in Section 3.2 have been satisfied or waived in accordance with the terms of this Agreement, provided that no Line of Credit Closing Date shall occur after the Line of Credit Termination Date.
"Line of Credit Commitment" shall mean the Lender's obligation to make Loans constituting Line of Credit Borrowings of up to Maximum Line of Credit Amount.
"Line of Credit Facility" shall have the meaning set forth in Section 2.1(a).
"Line of Credit Note" shall mean a promissory note of the Borrower in substantially the form of Exhibit A.
"Line of Credit Termination Date" means January 15, 2019.
"Liquidity Ratio" shall mean the Financial Institution Subsidiary's cash and balances due from depository institutions as reported on Schedule RC of the Call Report, plus securities as reported on Schedule RC of the Call Report, plus federal funds sold and securities purchased under agreements to resell as reported on Schedule RC of the Call Report, plus trading assets as reported on Schedule RC of the Call Report, less pledged securities as reported on Schedule RC-B of the Call Report; divided by the total liabilities as reported on Schedule RC of the Call Report.
"Loan" shall mean any extension of credit by the Lender to the Borrower under Article II in the form of a Line of Credit Borrowing.
"Loan Closing Statement" shall mean that certain Loan Closing Statement dated the date hereof, between the Borrower and the Lender.
"Loan Documents" shall mean, collectively, this Agreement, the Line of Credit Note, and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.
"Material Adverse Effect" shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform any of its material obligations under the Loan Documents, (iii) the rights and remedies of Lender under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.
"Maturity Date" shall mean October 15, 2022.
"Maximum Line of Credit Amount" means Fifteen Million US Dollars ($15,000,000).
"Multiemployer Plan" shall have the meaning set forth in Section 4001(a)(3) of ERISA.
"Net Mark-to-Market Exposure" of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. "Unrealized losses" shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and "unrealized profits" means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
"Nonperforming Assets" shall mean the sum of (a) Nonperforming Loans, and (b) Other Real Estate Owned.
"Nonperforming Loans" shall mean the sum of (a) nonaccrual loans and lease financing receivables (as determined by reference to Schedule RC-N of the Financial Institution Subsidiary's Call Report) and (b) loans and lease financing receivables that are contractually past due 90 days or more as to interest or principal and are still accruing interest (as determined by reference to Schedule RC-N of the Financial Institution Subsidiary's Call Report).
"Notice of Borrowing" shall have the meaning set forth in Section 2.2.
"Obligations" shall mean all indebtedness, obligations, liabilities and other amounts owing by the Borrower to the Lender and, only with respect to Hedging Transactions, any Affiliate of the Lender, pursuant to or in connection with (a) this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations under letters of credit, all Hedging Obligations of the Borrower, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof and (b) any agreement governing the provision to the Borrower or any Subsidiary of treasury or cash management services.
"Other Real Estate Owned" shall mean the sum of real estate acquired in satisfaction of debts through foreclosure as reported on Schedule RC-M of the Call Report.
"Other Taxes" shall mean any and all present and future stamp, court, intangible, recording, filing or documentary taxes or any other property taxes, charges or similar levies arising from any payment made by, or on behalf of, the Borrower hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Documents.
"Participant" shall have the meaning set forth in Section 10.4(c).
"Payment Office" shall mean the office of the Lender located at 201 4th Avenue North, Suite 950, Nashville, Tennessee 37219, or such other location as to which the Lender shall have given written notice to the Borrower.
"PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
"Permitted Encumbrances" shall mean
(i)    Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
(ii)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
(iii)    pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations and Liens arising by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any of its Subsidiaries is a party or other cash deposits in any such foregoing case that is required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;
(iv)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(v)    judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
(vi)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;
(vii)    Liens, charges and encumbrances incidental to the conduct of the business of the Financial Institution Subsidiaries incurred in the ordinary course of business and consistent with past practices;
(viii)    Liens to secure public funds or other pledges of funds required by law to secure deposits; and
(ix)    repurchase agreements, reverse repurchase agreements and other similar transactions entered into by any Financial Institution Subsidiary in the ordinary course of its banking, deposit or trust business;
provided, that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.
"Permitted Financial Institution Subsidiary Indebtedness" means obligations incurred by any Financial Institution Subsidiary in the ordinary course of business in such circumstances as may be incidental or usual in carrying on the banking or trust or mortgage business of a bank, thrift, trust company, or mortgage company incurred in accordance with applicable laws and regulations and safe and sound practices, including obligations incurred in connection with: (a) any deposits with or funds collected by such Subsidiary; (b) the endorsement of instruments for deposit or collection in the ordinary course of business, (c) any bankers acceptance credit of such Subsidiary; (d) any check, note, certificate of deposit, money order, traveler's check, draft or bill of exchange issued, accepted or endorsed by such Subsidiary or letter of credit issued by such Subsidiary; (e) any discount with, borrowing from, or other obligation to, any Federal Reserve Bank or any Federal Home Loan Bank; (f) any agreement made by such Subsidiary to purchase or repurchase securities, loans or Federal funds or any interest or participation in any thereof; (g) any guarantee, indemnity or similar obligation incurred by such Subsidiary in the ordinary course of its banking or trust business and consistent with past practices; (h) any transaction in the nature of an extension of credit, whether in the form of a commitment or otherwise, undertaken by such Subsidiary for the account of a third party with the application of the same banking considerations and legal lending limits that would be applicable if the transaction were a loan to such party; (i) any transaction in which such Subsidiary acts solely in the fiduciary or agency capacity; (j) other short-term liabilities similar to those enumerated in clauses (a) and (f) above, including United States Treasury tax and loan borrowings, (k) any Hedging Obligations or other obligations or liabilities relating to Hedging Transactions entered into by such Subsidiary in connection with facilitating the hedging risk of a customer of such Subsidiary or another Financial Institution Subsidiary, but excluding any Hedging Obligations or other obligations or liabilities relating to Hedging Transactions entered into for speculative purposes or that are speculative in nature, (l) any Indebtedness of one Financial Institution Subsidiary to another Financial Institution Subsidiary and (m) any Indebtedness of such Subsidiary relating to letters of credit issued or confirmed by a third party financial institution for the account of such Subsidiary for the ultimate account of such Subsidiary's customer.
"Person" shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
"Plan" shall mean any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate either (i) maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them (or on behalf of beneficiaries of such participants) or (ii) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3 (5) of ERISA or a "contributing sponsor" (as defined in ERISA Section 4001(a)(13)).
"Pledged Stock" shall mean all of the Equity Interests of the Bank registered on the stock transfer records of the Bank in the name of the Borrower (including, for the avoidance of doubt, all of the Equity Interests of SmartBank as pledged by Borrower in favor of Lender pursuant to those certain Stock Pledge and Security Agreements dated as of August 28, 2015, and September 1, 2015) and the Stock Pledge and Security Agreement dated as of even date herewith.
"Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Lender as its base rate in effect for dollars at its principal office in Nashville, Tennessee; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
"Qualified Plan" shall mean an Employee Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code.
"Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
"Responsible Officer" shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer or the treasurer of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Lender; and, with respect to the financial covenants only, the chief financial officer, controller or the treasurer of the Borrower.
"Restricted Payment" shall have the meaning set forth in Section 7.4.
"Return on Average Assets" shall mean net income as reported on Schedule RI of the Call Report; divided by average total assets for the period as reported on Schedule RC-K of the Call Report.
"RICO Related Law" shall mean the Racketeer Influenced and Corrupt Organizations Act of 1970 or any other federal, state or local law for which forfeiture of assets is a potential penalty.
"Semiannual Period" shall mean the six month period ending on June 30 or the twelve month period ending on December 31, respectively.
"Senior Management" shall mean the Chief Executive Officer, the Chief Financial Officer, Chief Credit Officer or Chief Loan Officer of the Borrower or SmartBank as applicable.
"SmartBank" shall mean SmartBank, a Tennessee chartered commercial bank and wholly-owned subsidiary of SmartFinancial.

"SmartFinancial" means SmartFinancial, Inc. a Tennessee corporation.
"Stock Pledge and Security Agreement" shall mean that certain Stock Pledge and Security Agreement, dated as of even date herewith, by and between Borrower as pledgor in favor of Lender.
"Subsidiary" shall mean, with respect to any Person (the "parent"), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to "Subsidiary" under this Agreement shall mean a Subsidiary of the Borrower.
"Synthetic Lease" of any Person shall mean (a) a lease designed to have the characteristics of a loan for federal income tax purposes while obtaining operating lease treatment for financial accounting purposes, or (b) an agreement for the use or possession of property creating obligations that are not required to appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person would be characterized by a court of competent jurisdiction as indebtedness of such Person.
"Tangible Equity" shall mean the total equity capital as reported on Schedule RC of the Call Report, less any intangible assets as reported on Schedule RC of the Call Report.
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Term Loan" shall mean the amount of the Line of Credit Borrowings then outstanding as of the Line of Credit Termination Date which shall be converted into a term loan as of the Term Loan Commencement Date.
"Term Loan Commencement Date" shall mean January 16, 2019.
"Texas Ratio" shall mean (i) Nonperforming Assets divided by (ii) the sum of Tangible Equity plus the Allowance for Loan and Lease Losses.
"Total Assets" shall mean the total amount of the Financial Institution Subsidiary's assets as reported on Schedule RC of the Call Report.
"Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
Section 1.2.    Accounting Terms and Determination.     Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Borrower's independent public accountants) with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Lender that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Lender notifies the Borrower that the Lender wishes to amend Article VI for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Lender.
Section 1.3.    Terms Generally.     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the word "to" means "to but excluding." Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns, (iii) the words "hereof," "herein" and "hereunder" and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to Nashville, Tennessee time, unless otherwise indicated.
ARTICLE II.    AMOUNT AND TERMS OF THE LOANS
Section 2.1.    Commitment.
(a)    Subject to the terms and conditions set forth herein, including, without limitation, satisfaction of the conditions set forth in Section 3.1 and Section 3.2, the Lender agrees that it will fund a line of credit facility (the "Line of Credit Facility") to the Borrower in an aggregate maximum principal amount of up to the Line of Credit Commitment.
(b)    Reserved.
Section 2.2.    Procedure for Borrowings. From the Effective Date through and including the Line of Credit Termination Date, the Borrower may borrow any Borrowing on any Business Day, provided that the Borrower shall give the Lender irrevocable telephonic notice confirmed promptly in writing in the form of Exhibit 2.2 attached hereto (the "Notice of Borrowing"), which telephonic notice must be received by the Lender prior to 11:00 a.m., Nashville, Tennessee time, on the date of the Borrowing, specifying (i) the type of Borrowing (e.g., Line of Credit Borrowing), (ii) the amount of the Borrowing, (iii) the requested Line of Credit Closing Date (which shall be a Business Day), and (iv) the account of the Borrower to which the proceeds of the Borrowing should be credited.
Section 2.3.    Funding of Borrowings. Subject to the terms and conditions herein, the Lender will make available the Borrowing to the Borrower on each Line of Credit Closing Date promptly crediting the proceeds of the Borrowing by the close of business on such date, to an account maintained by the Borrower with the Lender as set forth in the Notice of Borrowing.
Section 2.4.    Reserved.
Section 2.5.    Repayment and Prepayments of Borrowings.
(a)    Line of Credit Facility
(i)    Interest on the Line of Credit shall be due quarterly fifteen (15) calendar days after the end of each Fiscal Quarter of Borrower, beginning January 15, 2017, as more particularly set forth in Section 2.6(e) hereof.
(ii)     In addition to the interest payments due and payable under Section 2.5(a)(i) above, on the Term Loan Commencement Date, the Borrower shall, subject to adjustment for the actual amount of the Term Loan as set forth in the following paragraph, make quarterly principal amortization payments of principal on the following dates and in the following amounts (such payments, the "Amortization Payments"):

Amortization Payment Date	Amortization Payment
January 15, April 15, July 15 and October 15 of 2019	$262,500 each
January 15, April 15, July 15 and October 15 of 2020	$287,500 each
January 15, April 15, July 15 and October 15 of 2021	$312,500 each
January 15, April 15, July 15 of 2022	$337,500 each
The Amortization Payments set forth above are based on the assumption that the Term Loan is equal to the Maximum Line of Credit Amount as of the Term Loan Commencement Date. If the Line of Credit Borrowings as of the Term Loan Commencement Date are less than the Maximum Line of Credit Amount, the Amortization Payments shall be reduced by Lender on a pro-rata basis relative to the Maximum Line of Credit Amount.
Any remaining outstanding principal amount of the Term Loan shall be due and payable (together with accrued and unpaid interest thereon) on the Maturity Date. All payments in respect of a Line of Credit Loan and Term Loan shall be applied first to accrued interest and the balance, if any, to principal.
(iii)    Provided no Default or Event of Default is in existence hereunder, and subject to the satisfaction of the conditions in Section 3.2, Borrower may obtain a Line of Credit Borrowing, repay without penalty or premium and reborrow under the Line of Credit Facility, from the date of this Agreement through the Line of Credit Termination Date. After the Line of Credit Termination Date, no advances of the Line of Credit Facility may be reborrowed.
(iv)    The Borrower shall have the right at any time and from time to time to prepay the Loan, in whole or in part, without premium or penalty, and solely with respect to prepayments in excess of $150,000, by giving irrevocable written notice to the Lender no later than three (3) Business Days prior to any such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of the Loan to be prepaid. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.15(a).
(b)    Reserved.
Section 2.6.    Interest on Borrowings.
(a)    The Borrower shall pay interest on the Line of Credit Borrowings and converted Term Loan for the applicable Interest Period at the Prime Rate minus 0.25%, subject to a floor of 3.50%.
(b)    Reserved.
(c)    Reserved.
(d)    Following the occurrence of an Event of Default, and in any event after acceleration, the Borrower shall pay interest ("Default Interest") at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period.
(e)    Interest on the Line of Credit Borrowings shall accrue from and include its respective Line of Credit Closing Date but exclude the date of any repayment thereof (or portion thereof). Prior to the Line of Credit Termination Date, interest shall be payable in arrears on the date which is the fifteenth calendar (15th) day following the end of each Interest Period applicable thereto, and in any case on the Maturity Date. All Default Interest shall be payable on demand.
Section 2.7.    Late Payment Fee. If a payment of principal or interest with respect to a Line of Credit Borrowing or an Amortization Payment is ten (10) or more days late, then the Borrower shall pay the greater of (i) 5% of the unpaid portion of such regularly scheduled payment or (ii) $15.00.
Section 2.8.    Computation of Interest and Fees. All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Lender of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
Section 2.9.    Closing Fee.     No later than 30 days after the Effective Date, the Borrower shall pay to Lender a fully earned and non-refundable closing fee of $2,500 in immediately available funds.
Section 2.10.    Evidence of Indebtedness. Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to Lender resulting from the Loans made or held by Lender from time to time, including the amounts of principal and interest payable thereon and paid to Lender from time to time under this Agreement. The entries made in such records shall be prima facie evidence (absent manifest error) of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of Lender in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) in accordance with the terms of this Agreement. On the Effective Date, the Borrower will execute and deliver a Line of Credit Note to the Lender.
Section 2.11.    Reserved.
Section 2.12.    Reserved.
Section 2.13.    Reserved.
Section 2.14.    Taxes.
(a)    Any and all payments by or on account of any Obligation of the Borrower under this Agreement shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    The Borrower shall indemnify the Lender, within thirty (30) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any Obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, together with reasonable evidence of such payment, as applicable, delivered to the Borrower by Lender shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
(e)    Reserved.
Section 2.15.    Payments Generally.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or of amounts payable under Section 2.5, Section 2.6 or Section 2.7 or otherwise) prior to 1:00 p.m., Nashville, Tennessee time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at the Payment Office, except that payments pursuant to Section 10.3 shall be made directly to the Persons entitled thereto. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied first, towards payment of interest and fees then due hereunder and second, towards payment of principal then due hereunder.
Section 2.16.    Mitigation of Obligations.
(a)    If the Borrower is required to pay any additional amount to Lender or any Governmental Authority for the account of Lender pursuant to Section 2.14, then Lender shall use reasonable efforts to designate a different lending office for funding or booking its portion of the Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable credit judgment of Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.14 in the future and (ii) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender. The Borrower hereby agrees to pay all costs and expenses incurred by Lender in connection with such designation or assignment.
ARTICLE III.    CONDITIONS PRECEDENT TO EFFECTIVENESS
Section 3.1.    Conditions To Effectiveness. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).
(a)    The Lender shall have received all fees and other amounts due and payable on or prior to the Effective Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Lender) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.
(b)    The Lender (or its counsel) shall have received the following, each in form and substance satisfactory to the Lender:
(i)    a counterpart of this Agreement signed by or on behalf of each party hereto;
(ii)    a duly executed Line of Credit Note payable to the Lender;
(iii)    a duly executed Stock Pledge and Security Agreement;
(iv)    a duly executed Loan Closing Statement;
(v)    a certificate of a Responsible Officer, attaching and certifying copies of Borrower’s bylaws and of the resolutions of Borrower’s board of directors, authorizing the execution, delivery and performance of the Loan Documents and certifying the name, title and true signature of each officer of the Borrower executing the Loan Documents;
(vi)    (a) certified copies of the charter of the Borrower and CBI, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation of the Borrower and CBI and each other jurisdiction where the Borrower and CBI are required to be qualified to do business as foreign corporations, and (b) certificates of good standing or existence with respect to each Subsidiary of the Borrower and CBI (which shall include, in any event, each Financial Institution Subsidiary), as may be available from the Secretary of State of the jurisdiction of incorporation of each such Subsidiary and each other jurisdiction where such Subsidiary is required to be qualified to do business as a foreign corporation;
(vii)    a certificate in the form of Exhibit 3.1(b)(vii), dated the Effective Date and signed by a Responsible Officer, certifying that (a) no Default or Event of Default exists, (b) all representations and warranties of the Borrower as set forth in the Loan Documents are true and correct on and as of the Effective Date, (c) since December 31, 2016, there shall have been no change, event or other circumstance which has had or could reasonably be expected to have a Material Adverse Effect and (d) no consents, approvals, authorizations, registrations, filings or orders of the type described in Section 3.1(b)(viii) below are required to be made or obtained in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any transaction contemplated thereby;
(viii)    certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any applicable laws (other than such as may be required by or under the Securities Exchange Act of 1934, as amended), or by any Contractual Obligation of the Borrower, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated hereby or thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Loans or any transaction being financed with the proceeds thereof shall be ongoing;
(ix)    copies of (A) the FR Y-9 Report for the period ending December 31, 2016; (B) the Call Report for the period ended June 30, 2017; and (C) the audited consolidated financial statements for Borrower and its Subsidiaries for the Fiscal Year ending December 31, 2016;
(x)    the results of recent lien searches from the Secretary of State in respect of the Borrower and CBI, and such searches shall reveal no Liens of record other than Liens expressly permitted pursuant to Section 7.2;
(xi)     the Merger Agreement;
(xii)    such other documents, agreements and instruments as the Lender may reasonably request.
Section 3.2.    Line of Credit Borrowing. The obligation of the Lender to make a Line of Credit Borrowing under this Agreement is subject to the satisfaction of the following conditions:
(a)    all of the conditions set forth in Section 3.1 shall have been satisfied;
(b)    a certificate in the form of Exhibit 3.2(b), dated the Line of Credit Closing Date and signed by a Responsible Officer, certifying that (x) at the time of and immediately after giving effect to the Borrowing, no Default or Event of Default exists, (y) all representations and warranties of the Borrower set forth in the Loan Documents are true and correct on and as of the Line of Credit Closing Date (except for representations and warranties expressly made as of a prior date, which such representations and warranties shall be true and correct in all material respects as of such date) and (z) since the date of the delivery of the last audited financial statements there shall have been no change, event or other circumstance which has had or could reasonably be expected to have a Material Adverse Effect;
(c)    no legislation has been passed or any suit, challenge, claim or other proceeding has been instituted the effect of which is to prohibit, enjoin (or to declare unlawful or improper) or otherwise adversely affect, in the Lender's reasonable discretion, the Borrower's performance of its obligations hereunder, and no litigation or governmental proceeding has been instituted or threatened against the Borrower or any Financial Institution Subsidiary or any of their officers or shareholders which could reasonably be expected to have a Material Adverse Effect;
(d)    the Lender shall have received a duly executed Notice of Borrowing in accordance with Section 2.2 hereof;
(e)    the Lender shall have received a duly completed and executed Compliance Certificate calculated as of the end of the most recent Fiscal Quarter (giving pro forma effect to the funding of, and the use of any Borrowings funded on such Line of Closing Date), as required in this Agreement; and
(f)    the Lender shall have received such other documents, certificates, information or legal opinions as it may reasonably request, all in form and substance reasonably satisfactory to the Lender.
The delivery by the Borrower of the Notice of Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), (c), (d), (e) and (f), of this Section 3.2.
Section 3.3.    Reserved.
ARTICLE IV.    REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to Lender as follows:
Section 4.1.    Existence; Power. Each of the Borrower and its Subsidiaries (i) is duly organized and validly existing as a corporation, bank or other entity, as the case may be, under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
Section 4.2.    Organizational Power; Authorization. The Borrowing, and the execution, delivery and performance by the Borrower of each of the Loan Documents are within the Borrower's corporate powers and have been duly authorized by all necessary corporate, and if required, stockholder, action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.
Section 4.3.    Governmental Approvals; No Conflicts.     The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect and except such as may be required by or under the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder, (b) will not violate any applicable law or regulation or the charter or by-laws of the Borrower or any order of any Governmental Authority binding upon Borrower, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of their respective assets or give rise to a right thereunder to require any payment to be made by the Borrower or any such Subsidiary and (d) other than the Pledged Stock and the Liens created in connection with the execution and delivery of the Loan Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary. All necessary regulatory approvals have been obtained for the Borrower and its Subsidiaries to conduct their respective businesses.
Section 4.4.    Financial Statements. The Borrower has furnished to the Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2016, and the related consolidated statements of income, stockholders' equity and cash flows for the Fiscal Year then ended prepared by the Accounting Firm. These financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of such date and the consolidated results of operations and cash flows for such period in conformity with GAAP consistently applied. Since December 31, 2016, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect. In addition, the Borrower has provided to the Lender copies of the Call Reports filed by its Financial Institution Subsidiaries for the period ending June 30, 2017, and copies of the FRY-9 Report filed by the Borrower for the period ending December 31, 2016. Each of such reports filed by the Borrower or the Financial Institution Subsidiaries with any Governmental Authority is true and correct in all material respects and is in accordance with the respective books of account and records of the Borrower and the Financial Institution Subsidiaries, and has been prepared in compliance with, in all material respects, applicable banking regulations, rules and guidelines on a basis consistent with prior periods, and fairly and accurately presents, in all material respects, the financial condition of the Borrower and the Financial Institution Subsidiaries and their respective assets and liabilities and the results of their respective operations as of such date.
Section 4.5.    Litigation Matters and Enforcement Actions. No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against, or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document. None of the Borrower, or any of the Financial Institution Subsidiaries, or any of their respective officers or directors, is now operating under any currently effective written restrictions agreed to by the Borrower or any of the Financial Institution Subsidiaries, or agreements, memoranda, or written commitments by the Borrower or any of the Financial Institution Subsidiaries (other than restrictions of general application) imposed or required by any Governmental Authority nor, to the knowledge of the Borrower, are any such restrictions threatened or agreements, memoranda or commitments being sought by any Governmental Authority.
Section 4.6.    Compliance with Laws and Agreements. The Borrower and each Subsidiary is in compliance with all applicable laws (including without limitation all Environmental Laws and all federal and state banking statutes) and all rules, regulations (including without limitation all applicable federal and state banking regulations) and orders of any Governmental Authority, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of the Financial Institution Subsidiaries is in material default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing indebtedness of any kind or pursuant to which any such indebtedness is issued, or other agreement or instrument to which the Borrower or any Financial Institution Subsidiary is a party or by which the Borrower or any such Financial Institution Subsidiary or any of their respective properties may be bound or affected.
Section 4.7.    Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company," as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section 4.8.    Taxes. The Borrower and its Subsidiaries have timely filed or caused to be filed (taking into account extensions) all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves.
Section 4.9.    Margin Regulations. None of the proceeds of the Loans will be used for "purchasing" or "carrying" any "margin stock" with the respective meanings of each of such terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of Regulation U.
Section 4.10.    ERISA. (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The "benefit obligations" of all Plans did not, as of December 31, 2016, exceed the "fair market value of the assets" of such Plans by more than $250,000. No event has occurred since December 31, 2016, that would cause the "benefit obligations" of all Plans to exceed the "fair market value of the assets" of such Plans by the dollar amount specified in the previous sentence. The terms "benefit obligations" and "fair market value of assets" shall be determined by and with such terms defined in accordance with Statement of Financial Accounting Standards No. 158.
(b)    Each Employee Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable law. Except with respect to Multiemployer Plans, each Qualified Plan (I) has received a favorable determination from the IRS applicable to the Qualified Plan's current remedial amendment cycle (as described in Revenue Procedure 2007-44 or "2007-44" for short), (II) has timely filed for a favorable determination letter from the IRS during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the IRS, (III) has filed for a determination letter prior to its "GUST remedial amendment period" (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired or (IV) is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or letter issued by the IRS with respect to such prototype or volume submitter plan. To Borrower’s knowledge, no event has occurred which would cause the loss of the Borrower's or any ERISA Affiliate's reliance on the Qualified Plan's favorable determination letter or opinion or advisory letter.
(c)    With respect to any Employee Benefit Plan that is a retiree welfare benefit arrangement, all amounts have been accrued on the Borrower's financial statements in accordance with Statement of Financial Accounting Standards No. 106.
(d)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) there are no pending or to the best of the Borrower's knowledge, threatened claims, actions or lawsuits or actions by any Governmental Authority, participant or beneficiary with respect to an Employee Benefit Plan; (ii) there are no violations of the fiduciary responsibility rules with respect to any Employee Benefit Plan; and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a non-exempt "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, in connection with any Employee Benefit Plan, that would subject the Borrower to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.
Section 4.11.    Disclosure. To Borrower's knowledge, no event or circumstance currently exists or is threatened that could reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lender in connection with this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.
Section 4.12.    Subsidiaries. Schedule 4.12 sets forth the name of, the ownership interest of the Borrower in, and the jurisdiction of incorporation of each Financial Institution Subsidiary and each other Subsidiary, in each case as of each Line of Credit Closing Date. All of the capital stock of each of the Borrower's Subsidiaries has been duly authorized and validly issued, and is fully paid and non-assessable. Except as set forth on Schedule 4.12, the Borrower owns all of the issued and outstanding capital stock of each of its Subsidiaries free and clear of any Lien.
Section 4.13.    Dividend Restrictions; Other Restrictions.
(a)    No Financial Institution Subsidiary has violated any applicable regulatory restrictions on dividends and no Governmental Authority has taken any action which is still applicable to restrict the payment of dividends by any Financial Institution Subsidiary.
(b)    Except as set forth on Schedule 4.13, neither the Borrower nor any Subsidiary is under investigation by, or is operating under any restrictions (excluding any restrictions on the payment of dividends referenced in subsection (a) above) imposed by or agreed to with, any Governmental Authority, other than routine examinations by such Governmental Authorities.
(c)    Except as set forth on Schedule 4.13, and other than as set forth in its charter, as amended, neither the Borrower nor any of the Financial Institution Subsidiaries is a party to, nor is bound by, any material contract or agreement or is subject to any charter or other corporate restriction that restricts the payment of dividends.
Section 4.14.    Capital Measures. (a) The Borrower is "well capitalized," as determined in accordance with regulations established by any Governmental Authority having regulatory authority over it and (b) each Financial Institution Subsidiary has been, or is deemed to have been, notified by the appropriate Governmental Authority having regulatory authority over each of them that each of them is "well capitalized," as determined in accordance with any regulations established by such Governmental Authority.
Section 4.15.    FDIC Insurance. The deposits of each Financial Institution Subsidiary that is an "insured depository institution" (within the meaning of § 12 U.S.C. 1831(c)) are insured by the FDIC and no act has occurred that would adversely affect the status of such Financial Institution Subsidiary as an FDIC insured bank.
Section 4.16.    Ownership of Property.
(a)    Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens other than those Liens permitted by Section 7.2. All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.
(b)    Each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.
(c)    The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.
Section 4.17.    OFAC. Neither the Borrower nor any of its Subsidiaries (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2 or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury's Office of Foreign Assets Control regulation or executive order.
Section 4.18.    Patriot Act. Each of the Borrower and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Obligations will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
Section 4.19.    Solvency. After giving effect to the execution and delivery of the Loan Documents and the making of any Borrowings under this Agreement, neither the Borrower nor its Subsidiaries will be "insolvent," within the meaning of such term as defined in § 101(32) of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.
ARTICLE V.    AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that so long as any Borrowings, interest on the Borrowings, or any fee or other obligation owing hereunder remains unpaid:
Section 5.1.    Financial Statements and Other Information. The Borrower will deliver to the Lender:
(a)    as soon as available and in any event within one hundred and twenty (120) days after the end of each Fiscal Year of Borrower, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity and of cash flows (together with all footnotes thereto), setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by the Accounting Firm (without a "going concern" or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations and cash flows on a consolidated and consolidating basis of the Borrower for such Fiscal Year in accordance with GAAP; provided, that the requirements set forth in this clause (a), other than the certification of the Borrower's certified public accountants, may be fulfilled by providing to the Lender the report of the Borrower to the SEC on Form 10-K for the applicable Fiscal Year;
(b)    as soon as available and in any event upon the earlier of (i) filing and (ii) thirty (30) days after the end of each Fiscal Quarter of the Borrower, a duly executed copy of the then-current Call Report for each Financial Institution Subsidiary;
(c)    concurrently with (i) the delivery of the financial statements referred to in clause (a) above, (ii) the Bank's filing of any year end Call Report, and (iii) any other Bank filing of a quarterly Call Report, if an event of default then exists, a Compliance Certificate, certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, and setting forth in reasonable detail calculations demonstrating compliance with Article VI;
(d)    as soon as available and in any event upon the earlier of (i) filing and (ii) forty five (45) days after the end of each Semiannual Period, a duly executed copy of the Borrower's FR Y-9 Report;
(e)    if at any Fiscal Quarter end the Bank is in default of any covenant set forth in Sections 6.1, 6.2 and/or 6.6 hereof, as soon as available and in any event within thirty (30) days after the end of each Fiscal Quarter of each Financial Institution Subsidiary, a report that includes the total aggregate amount of each classification of loans and leases classified by the Financial Institution Subsidiary as either "watch" or "classified." The report will list those borrowers, and related borrowers, that have aggregate outstanding debt that is classified by the Financial Institution Subsidiary as either "watch" or "classified" of $250,000 or more;
(f)    if at any Fiscal Quarter end the Bank is in default of any covenant set forth in Sections 6.1, 6.2 and/or 6.6 hereof, as soon as available and in any event within 40 days after the end of each Fiscal Quarter of each Financial Institution Subsidiary, each Financial Institution Subsidiary's "loan and lease losses" allowance calculations in compliance with Accounting Standard Codification Topics 310 and 450. A listing of specific borrowers, and related borrowers, will be limited to those with aggregate "impaired" loan amounts of $250,000 or more;
(g)    promptly, but in any event no later than five (5) Business Days after receiving knowledge thereof, written notice of all material charges, material assessments, actions, suits and proceedings (as well as notice of the outcome of any such charges, assessments, orders, actions, suits and proceedings) that are proposed or initiated by, or brought before, any court or Governmental Authority, in connection with the Borrower or any of its Financial Institution Subsidiaries, other than ordinary course of business litigation or proceedings which, if adversely decided, could not reasonably be expected to have a Material Adverse Effect; and
(h)    promptly, but in any event no later than ten (10) Business Days following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary, as the Lender may reasonably request.
Section 5.2.    Notices of Material Events. The Borrower will furnish to the Lender written notice within five (5) Business Days of its knowledge of the occurrence of any of the following:
(a)    the occurrence of any Default or Event of Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or its Subsidiaries in an aggregate amount exceeding $500,000;
(d)    any investigation of the Borrower or any Subsidiary by any Governmental Authority having regulatory authority over the Borrower or any such Subsidiary (other than routine examinations of the Borrower and/or any such Subsidiary) to the extent that such Governmental Authority has consented to the giving of such notice (if the consent of such Governmental Authority is required for the Borrower to give such notice) which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(e)    the issuance of any cease and desist order (whether written or oral), written agreement, cancellation of insurance or other public or enforcement action by the FDIC or other Governmental Authority having regulatory authority over the Borrower or any Subsidiary;
(f)    the issuance of any informal enforcement action, including, without limitation, a memorandum of understanding or proposed disciplinary action by or from any Governmental Authority having regulatory authority over the Borrower or any Subsidiary, to the extent that the Borrower or any such Subsidiary is permitted to disclose such information (provided that the Borrower shall take all reasonable efforts to obtain any necessary regulatory consents), which results in or could reasonably be expected to result in a Material Adverse Effect;
(g)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect. Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto (to the extent permitted by applicable law, rules and regulations); and
(h)    any change of any member of Senior Management by the Borrower or the Bank, other than changes in connection with the CBI Merger pursuant to the Merger Agreement.
Section 5.3.    Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3, including without limitation the CBI Merger pursuant to the Merger Agreement and the Capstone Merger.
Section 5.4.    Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority (including without limitation all federal and state banking statutes and regulations) applicable to its assets, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the FRB, including Regulation T, U or X.
Section 5.5.    Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and all claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
Section 5.6.    Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all material dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated and consolidating financial statements of Borrower in conformity with GAAP.
Section 5.7.    Visitation, Inspection, Etc. The Borrower will, and will cause each of its Subsidiaries to, permit a representative or representatives of the Lender, subject to Section 10.11 and applicable laws, rules and regulations pertaining to the access and disclosure of the same, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Lender may reasonably request after reasonable prior notice to the Borrower, and, after the occurrence and during the continuation of an Event of Default, at Borrower's expense.
Section 5.8.    Maintenance of Properties; Insurance.
(a)    The Borrower will, and will cause each of its Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, except for ordinary wear and tear and except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (ii) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.
(b)    The deposits of each Financial Institution Subsidiary will at all times be insured by the FDIC.
Section 5.9.    Use of Proceeds. The Borrower shall use the proceeds of the Line of Credit Facility for (i) the CBI Merger and the Capstone Merger and/or (ii) a capital injection into SmartBank or for its operating needs.
Section 5.10.    CBI Merger. On or before the date which is fifteen (15) days after the Line of Credit Closing Date, the Borrower shall have delivered to Lender the following, each in form and substance reasonably satisfactory to Lender: (i) [reserved]; (ii) a copy of the articles of merger effectuating the CBI Merger and Capstone Merger promptly after execution and filing thereof with the Tennessee Secretary of State; (iii) each of CBI and Borrower's historical financial statements as of December 31,2016, and the quarterly period ending June 30, 2017; and (iv) evidence satisfactory to Lender of the relevant regulatory approvals for the CBI Merger and the Capstone Merger.
Section 5.11.    Further Assurances. The Borrower agrees, upon written request of the Lender, to execute and deliver or cause to be executed and delivered such further instruments, documents and certificates, and to and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Lender to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.
ARTICLE VI.    FINANCIAL COVENANTS
The Borrower covenants and agrees that so long as any Borrowings, interest on the Borrowings, or any fee or other obligation owing hereunder remains unpaid:
Section 6.1.    Ratio of Nonperforming Assets to Total Assets. Each Financial Institution Subsidiary will not permit at the end of each Fiscal Quarter its Nonperforming Assets to be greater than 3.25% of Total Assets.

Section 6.2.    Texas Ratio. Each Financial Institution Subsidiary will not permit at the end of each Fiscal Quarter its Texas Ratio to be greater than 35.00%.

Section 6.3.    Liquidity Ratio. Each Financial Institution Subsidiary will not permit at the end of each Fiscal Quarter its Liquidity Ratio to be less than 9.00%, provided that each Financial Institution Subsidiary shall not permit its Liquidity Ratio to be less than 10.00% for more than two (2) consecutive Fiscal Quarters.
Section 6.4.    Return on Average Assets. Each Financial Institution Subsidiary will not permit at the end of each Fiscal Quarter its Return on Average Assets to be less than the following:

Fiscal Quarter	Minimum Return on Average Assets
December 31, 2017 through and including September 30, 2018	0.45%
December 31, 2018 and thereafter	0.50%
Section 6.5.    Debt Service Coverage Ratio     The Borrower will not permit, as of June 30 and December 31 of each Fiscal Year, commencing December 31, 2017, its Debt Service Coverage Ratio to be less than 1.25:1.00.
For purposes of determining compliance with each of the Financial Covenants in this Section, the defined terms used in this Section shall exclude, without duplication, assets that are covered under loss-sharing or risk-sharing agreements with the FDIC.
Section 6.6.    Regulatory Capital.
(a)    The Borrower will be "well capitalized," or such other successor term with a similar meaning, for all applicable state and federal regulatory purposes at all times, and will not be subject to any written agreement, order, capital directive or prompt corrective action directive by any Governmental Authority having regulatory authority over the Borrower, except where such order, capital directive or prompt corrective action directive does not result in, nor could reasonably be expected to result in, a Material Adverse Effect, or if required by any Governmental Authority having regulatory authority over the Borrower in order to remain "well capitalized" and in compliance with all applicable regulatory requirements, will have such higher amounts of Total Risk-based Capital and Tier 1 Risk-based Capital and/or such greater Tier 1 Leverage Ratio as specified by such Governmental Authority.
(b)    Each Financial Institution Subsidiary of the Borrower will be "well capitalized," or such other successor term with a similar meaning, for all applicable state and federal regulatory purposes at all times, and such Financial Institution Subsidiary (i) will have a Total Risk-based Capital Ratio of 10.50% or greater, a Tier 1 Risk based Capital Ratio of 9.50% or greater, and a Tier 1 Leverage Ratio of 8.00% or greater (each as defined by applicable federal and state regulations or orders) and not be subject to any written agreement, order, capital directive or prompt corrective action directive by any Governmental Authority having regulatory authority over such Financial Institution Subsidiary, except where such order, capital directive or prompt corrective action directive does not result in, nor could reasonably be expected to result in, a Material Adverse Effect, or (ii) if required by any Governmental Authority having regulatory authority over such Financial Institution Subsidiary in order to remain "well capitalized" and in compliance with all applicable regulatory requirements, will have such higher amounts of Total Risk-based Capital and Tier 1 Risk-based Capital and/or such greater Tier 1 Leverage Ratio as specified by such Governmental Authority.
(c)    Notwithstanding the foregoing, if at any time any such Governmental Authority changes the definition of "well capitalized" either by amending such ratios or otherwise, such amended definition, and any such amended or new ratios, shall automatically, and in lieu of the existing definitions and ratios set forth in this Section, be incorporated by reference into this Agreement as the minimum standard for the Borrower or any Financial Institution Subsidiary, as the case may be, on and as of the date that any such amendment becomes effective by applicable statute, regulation, order or otherwise.
Section 6.7.    Interest Coverage Ratio.
    The Borrower will not permit, as of June 30 and December 31 of each Fiscal Year, commencing December 31, 2017, its Interest Coverage Ratio to be less than 2.50:1.00.
For purposes of determining compliance with each of the Financial Covenants in this Section, the defined terms used in this Section shall exclude, without duplication, assets that are covered under loss-sharing or risk-sharing agreements with the FDIC.
ARTICLE VII. NEGATIVE COVENANTS
The Borrower covenants and agrees that so long as any Borrowings, interest on the Borrowings, or any fee or other obligation owing hereunder remains unpaid:
Section 7.1.    Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness of the Borrower created pursuant to the Loan Documents;
(b)    Indebtedness existing on the date hereof and set forth on Schedule 7.1, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;
(c)    Permitted Financial Institution Subsidiary Indebtedness;
(d)    (i) Indebtedness owed by the Borrower or any "affiliate" of the Borrower (as defined in Regulation W of the FRB and sections 23A and 23B of the Federal Reserve Act) to any Financial Institution Subsidiary not in violation of Regulation W of the FRB (as amended, supplemented or otherwise modified), (ii) Indebtedness owed by any Subsidiary to the Borrower, or (iii) Indebtedness owed by the Borrower or any Subsidiary to a Subsidiary other than a Financial Institution Subsidiary;
(e)    Indebtedness constituting capital leases of any real property and improvements thereon that are owned by the Borrower or any Subsidiary and that have been sold by the Borrower or such Subsidiary to a third person and have been leased back from such Person;
(f)    Purchase money indebtedness and capitalized lease obligations secured by Liens permitted under this Agreement in an aggregate amount outstanding at any time not to exceed $750,000, without Lender approval.
Section 7.2.    Negative Pledge. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired (including without limitation in the case of the Borrower, the capital stock of any Financial Institution Subsidiary), except:
(a)    Liens (if any) created in favor of the Lender;
(b)    Permitted Encumbrances;
(c)    Liens granted to secure any Indebtedness expressly permitted pursuant to Section 7.1(c), and Section 7.1(e) (as long as such Liens shall extend only to the real property and improvements subject to such capital leases);
(d)    Liens on property of the Borrower or any of its Subsidiaries created solely for the purpose of securing Indebtedness expressly permitted by Section 7.1(f), representing or incurred to finance, refinance or refund the purchase price of property, provided that no such Lien shall extend to or encumber other property of the Borrower or such Subsidiary other than the respective property so acquired, and the principal amount of Indebtedness secured thereby shall at no time exceed the original purchase price of such property; and
(e)    extensions, renewals, or replacements of any Lien referred to in paragraphs (a), (b), (c) and (d) of this Section.
Notwithstanding anything herein or otherwise to the contrary, the Borrower shall not grant any Lien, or otherwise permit any Lien to exist, on the capital stock of any Financial Institution Subsidiary (other than Liens in favor of the Lender).
Section 7.3.    Fundamental Changes.
(a)    Other than the CBI Merger and the Capstone Merger, the Borrower will not, and will not permit any Subsidiary to, (i) merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or (ii) sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or a material portion of its assets (other than in the ordinary course of business) or all or substantially all of the stock of any of its Subsidiaries or (iii) liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto on a pro forma basis, no Default or Event of Default shall have occurred, (A) the Borrower or any Subsidiary may merge with a Person, provided that (1) if the Borrower is a party to such merger, the Borrower shall be the surviving Person in connection with such merger, (2) if a Subsidiary is a party to such merger, such Subsidiary shall be the surviving Person (if two Subsidiaries are party to such merger, one of those Subsidiaries shall be the surviving Person, including the Capstone Merger) and (3) such merger shall not constitute a Change in Control of the Borrower, (B) any Subsidiary may sell, lease, transfer or dispose of its assets to the Borrower or another Subsidiary, (C) any Financial Institution Subsidiary may sell loans, investments, or other similar assets in the ordinary course of its business, provided, that such sale or series of sales do not constitute a sale of all or substantially all of such Financial Institution Subsidiary's assets, and (D) the Borrower and any Subsidiary may sell any (i) real property and improvements thereon that are owned (in whole or in part) by the Borrower or such Subsidiary and that are subsequently leased back by the Borrower or such Subsidiary and (ii) Other Real Estate Owned.
(b)    The Borrower will not dispose of any stock or other equity interest in any of its Financial Institution Subsidiaries, whether by sale, assignment, lease or otherwise, without the prior written consent of Lender; provided, however, that, if at the time thereof and immediately after giving effect thereto, on a pro forma basis, no Default or Event of Default shall exist or shall have occurred, the Borrower shall be permitted to allow Financial Institution Subsidiaries to be merged into or consolidated with any other Financial Institution Subsidiary, including the Capstone Merger.
(c)    The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto and any types of businesses that are expressly permitted by any Governmental Authority having jurisdiction over the Borrower and/or any Financial Institution Subsidiary.
Section 7.4.    Restricted Payments. While an Event of Default has occurred and is continuing, or an Event of Default would result (on a pro forma basis) from the making of such Restricted Payment (as defined below), the Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance, prepayment or other acquisition of, any shares of capital stock or Indebtedness subordinated to the Obligations of the Borrower or any options, warrants, or other rights to purchase such capital stock or such Indebtedness, whether now or hereafter outstanding (each a "Restricted Payment"); provided, however, that the Borrower and its Subsidiaries may make and agree to make Restricted Payments in order to pay any Taxes then due of the Borrower or its Subsidiaries; provided, further, however, that any Subsidiary may make Restricted Payments to the Borrower at any time.
Section 7.5.    Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) other than in connection with the CBI Merger and the Merger Agreement, the Capstone Merger or a transaction permissible under Section 7.3, the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, and (iii) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof.
Section 7.6.    Investments, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any capital stock, Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of a Person, or of any business or division of any Person (all of the foregoing being collectively called "Investments"), except:
(a)    Investments existing on the date hereof (including Investments in Subsidiaries) that have been disclosed to the Lender and/or that are set forth on the most current financial statements that have been delivered to the Lender;
(b)    Investments purchased in the ordinary course of business by any Financial Institution Subsidiary;
(c)    Investments made by the Borrower in or to any Subsidiary and by any Subsidiary in or to the Borrower or in or to another Subsidiary;
(d)    Investments made for the purpose of making or consummating an Acquisition; provided, that (i) no Default or Event of Default shall have occurred or would result (on a pro forma basis) from the making or consummation of such Acquisition, (ii) such Acquisitions are undertaken in accordance with all applicable laws, and (iii) the prior written consent or approval of such Acquisition of the board of directors or equivalent governing body of the Person being acquired has been obtained; provided, further, that in the case of any Investment by the Borrower or any Subsidiary in which the Borrower or such Subsidiary acquires, directly or indirectly, fifty percent (50%) or more of the voting stock any Person that is a regulated financial institution, such acquired Person shall become a Financial Institution Subsidiary for purposes of this Agreement;
(e)    Investments pursuant to the CBI Merger and the Merger Agreement and the Capstone Merger; and
(f)    Other Investments made in the ordinary course of business and in accordance with applicable laws and regulations and safe and sound business practices including, but not limited to, any Investments acquired by any Subsidiary as a result of such Subsidiary's reasonable decision to exercise remedies against collateral obtained by such Subsidiary in its ordinary course of business (such as foreclosure).
Section 7.7.    Transactions with Affiliates. Other than as set forth on Schedule 7.7, the Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Subsidiary not involving any other Affiliates and (c) any Restricted Payment expressly permitted by Section 7.4.

Section 7.8.    Hedging Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Transaction, other than (i) those permitted under section (k) of the defined term Permitted Financial Institution Indebtedness, or (ii) Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of its Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Equity Interests or any Indebtedness or (ii) as a result of changes in the market value of any Equity Interests or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.
Section 7.9.    Unsafe and Unsound Practices. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any unsafe or unsound business practice that could reasonably be expected to have a Material Adverse Effect.
ARTICLE VIII. EVENTS OF DEFAULT
Section 8.1.    Events of Default. If any of the following events (each an "Event of Default") shall occur:
(a)    the Borrower shall fail to pay any Borrowings when and as the same shall become due and payable, whether at the due date thereof or otherwise and such failure shall continue unremedied for a period of five (5) Business Days; or
(b)    the Borrower shall fail to pay any interest on the Borrowings or any fee or any other Obligation (other than an amount payable under clause (a) of this Article), when and as the same shall become due and payable and such failure shall continue unremedied for a period of ten (10) days; or
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Lender by the Borrower or any representative of the Borrower pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or
(d)    the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.1, Section 5.2, Section 5.3 (with respect to the Borrower's existence), Section 5.7, Section 5.9, Section 5.11 or Article VI or Article VII; or
(e)    the Borrower or any of its Subsidiaries shall fail to observe or perform any covenant or agreement contained (i) in this Agreement (other than those referred to in clauses (a), (b) and (d) above), and such failure shall remain unremedied for thirty (30) days after the earlier of (x) any Senior Management actually becomes aware of such failure, or (y) notice thereof shall have been given to the Borrower by the Lender or (ii) in any other Loan Document (after taking into consideration any applicable grace periods); or
(f)    the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any Indebtedness (other than under the Loan Documents) owed to Lender in an amount greater than $1,000,000 that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness (without regard to whether such holders or other Persons shall have exercised or waived their right to do so); or any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof (and for purposes of determining the amount of attributed Indebtedness under this clause (f) from Hedging Obligations, the "principal amount" of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations); or
(g)    the security interest granted in the Stock Pledge and Security Agreement ceases to be valid or fails to or ceases to create a first priority security interest in and to the collateral described therein (subject to the Permitted Encumbrances), any transfer, sale or other disposition that has a Material Adverse Effect the value of the Pledged Stock, or any Loan Document ceases to be in full force and effect, in each case other than as a result of the action or inaction of the Lender or its Subsidiaries or Affiliates; or
(h)    the Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
(i)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or
(j)    without duplication of clause (f) of this Section 8.1, the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
(k)    an ERISA Event shall have occurred that, in the reasonable opinion of the Lender, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $500,000; or
(l)    any judgment or order for the payment of money in excess of $1,500,000 in the aggregate shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(m)    any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of thirty (30)consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(n)    [intentionally deleted]
(o)    a Change in Control shall occur without the prior written consent of the Lender; or
(p)    any Governmental Authority having regulatory authority over the Borrower or any Subsidiary shall take any action that restricts, or has the practical effect of restricting, the payment of dividends from any such Subsidiary to the Borrower or the payment of any debt owing by a Subsidiary to the Borrower; or
(q)    any Financial Institution Subsidiary shall cease for any reason (other than as a result of being merged into another Financial Institution Subsidiary) to be an insured bank under the Federal Deposit Insurance Act, as amended; or
(r)    the FRB, the OCC, the FDIC or any other Governmental Authority charged with the regulation of bank holding companies or depository institutions: (i) issues (whether orally or in writing) to the Borrower or any Financial Institution Subsidiary, or initiates through formal proceedings any action, suit or proceeding to obtain against, impose on or require from the Borrower or any Financial Institution Subsidiary, a cease and desist order or similar regulatory order, the assessment of civil monetary penalties in an aggregate amount exceeding $500,000, articles of agreement, a memorandum of understanding, a capital directive, a capital restoration plan, restrictions that prevent or as a practical matter impair the payment of dividends by any Financial Institution Subsidiary or the payments of any debt by the Borrower, restrictions that make the payment of dividends by any Financial Institution Subsidiary or the payment of debt by the Borrower subject to prior regulatory approval, a notice or finding under subsection 8(a) of the Federal Deposit Insurance Act, as amended, or any similar enforcement action, measure or proceeding; or (ii) proposes or issues (whether orally or in writing) to any senior executive officer or director of the Borrower or any Financial Institution Subsidiary, or initiates any action, suit or proceeding to obtain against, impose on or require from any such officer or director, a cease and desist order or similar regulatory order, a removal order or suspension order, or the assessment of civil monetary penalties in an aggregate amount exceeding $500,000, unless, in each and every case, any such orders or penalties would not reasonably be expected to have a Material Adverse Effect; or
(s)    there shall occur with respect to any Financial Institution Subsidiary any event that is grounds for the required submission of a capital restoration plan under 12 U. S. C. §1831o (e)(2) and the regulations thereunder, or a conservator or receiver is appointed for any Financial Institution Subsidiary; or
(t)    any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting the Lender or the Borrower from performing any of their respective obligations under this Agreement or under any of the other Loan Documents and such order or decree is not vacated, and the proceedings out of which such order or decree arose are not dismissed, within sixty (60) days after the granting of such decree or order, except where the same is a result of the action or inaction of the Lender or its Subsidiaries or Affiliates; or
(u)    the Borrower or any Financial Institution Subsidiary shall enter into a written agreement with any Governmental Authority having regulatory authority over such Person for any reason which could reasonably be expected to have a Material Adverse Effect; or
(v)    the filing of formal charges by any Governmental Authority or quasi-governmental entity, including, without limitation, the issuance of an indictment under a RICO Related Law against Borrower or any Subsidiary of Borrower; then, and in every such event (other than an event with respect to the Borrower or any Subsidiary described in clause (h) or (i) of this Section) and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) declare the Borrowings and any accrued interest on the Borrowings, and all other Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (ii) exercise all remedies contained in any other Loan Document; and that, if an Event of Default specified in either clause (h) or (i) shall occur, the Borrowings then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE IX.    RESERVED
ARTICLE X.    MISCELLANEOUS
Section 10.1.    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

To the Borrower:	SmartFinancial, Inc.
5401 Kingston Pike, Suite 600
Knoxville, TN 37919
Attn: William Y. Carroll, Jr.
Telephone Number:    (865) 868-0613
Fax Number:    (865) 453-2204
Email: Billy.Carroll@smartbank.com

with a copy (which shall not constitute notice) to:

Butler Snow LLP
150 3rd Avenue South
Suite 1600
Nashville, Tennessee 37201
Attention: Adam G. Smith
Facsimile: (615) 651-6701
Email: Adam.Smith@butlersnow.com

To the Lender:	CapStar Bank PO Box 305065
Nashville, Tennessee 37230
Attn: Larry Brooks, Senior Credit Officer
Telephone Number:    (615) 732-7522
Fax Number:    (615) 732-7523
Email: lbrooks@capstarbank.com

with a copy (which shall not constitute notice) to:

Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, Tennessee 37219
Attention: Robert L. Harris
Facsimile: (615) 244-6804
Email: rharris@wallerlaw.com
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications hereunder will be effective (i) immediately when personally delivered; (ii) upon receipt if delivered by facsimile, e-mail or courier (by overnight or same-day delivery) or (iii) on the third business day after being sent if sent by United States Postal Service first-class postage prepaid.; provided, that notices delivered to the Lender shall not be effective until actually received by the Lender at its address specified in this Section 10.1.
(b)    Any agreement of the Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice, and the Lender shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Lender of a confirmation which is at variance with the terms understood by the Lender to be contained in any such telephonic or facsimile notice.
Section 10.2.    Waiver; Amendments.
(a)    No failure or delay by the Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Loans and the allowance of any Borrowings shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Lender may have had notice or knowledge of such Default or Event of Default at the time.
(b)    No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).
Section 10.3.    Expenses; Indemnification.
(a)    The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Lender and its Affiliates (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel for the Lender and its Affiliates) in connection with any amendments, modifications or waivers hereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all reasonable, out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Borrowings made hereunder, including all such reasonable, out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans.
(b)    The Borrower shall indemnify the Lender and each officer, director, employee, agent, advisor and Affiliate of the Lender (each, an "Indemnitee") against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by any Indemnitee, or asserted against any Indemnitee by the Borrower or any third Person, arising out of, in connection with or as a result of (i) the execution or delivery of any this Agreement or any other Loan Document, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) the Loans or any actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by the Borrower or any Subsidiary or any Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether brought by the Borrower or any third Person and whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such costs, losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(c)    The Borrower shall pay, and hold the Lender harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, or any payments due thereunder, and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission by the Borrower to pay such taxes.
(d)    Reserved.
(e)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, the Loans or the use of proceeds thereof.
(f)    All amounts due under this Section shall be payable promptly after written demand therefor.
Section 10.4.    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).
(b)    Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender's rights and benefits under this Agreement and each of the other Loan Documents. In connection therewith, Lender may disclose all documents and information which Lender now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or the business of Borrower, or any collateral for the Loan.
(c)    The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and/or the Line of Credit Note to secure its obligations to a Federal Reserve Bank without complying with this Section; provided, that no such pledge or assignment shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.
Section 10.5.    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF TENNESSEE.
(b)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any Federal and/or state court located in the State of Tennessee and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Tennessee state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts that have jurisdiction over the Borrower.
(c)    The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any state or federal court located in the State of Tennessee and referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
Section 10.6.    WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).
Section 10.7.    Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by Lender to or for the credit or the account of the Borrower against any and all Obligations owed to Lender under this Agreement, irrespective of whether Lender shall have made demand hereunder and although such Obligations may be unmatured. Lender agrees promptly to notify the Borrower after any such set-off and any application made by Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.
Section 10.8.    Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy, PDF, or other electronic medium, the same having full force and effect), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Lender constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.
Section 10.9.    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Borrowings or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 10.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans.
Section 10.10.    Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.11.    Confidentiality. Lender agrees to maintain the confidentiality of and not to disclose any and all non-public, confidential or proprietary information, identified to the Lender as such, of or relating to the Borrower, CBI, or any Subsidiary (including without limitation Capstone and SmartBank) and their respective businesses, operations, finances or strategies ("Confidential Information"). For purposes of this Section, Confidential Information shall not include: (1) information that was already known to the recipient without an obligation of confidentiality to the Borrower, CBI or any Subsidiary with respect to such information, (2) information that was obtained from a third party who was not known to Lender to be under an obligation of confidentiality to the Borrower, CBI or any Subsidiary with respect to such information, or (3) information that is or becomes publicly available, other than through a breach of this Section by the Lender or any Participant or any of their respective representatives, employees or agents. Notwithstanding the foregoing, Confidential Information may be disclosed (i) to any officer, director, agent, affiliate or representative of the Lender, including without limitation accountants, legal counsel and other advisors; provided, however, that such Person shall agree to be bound by the confidentiality provisions set forth in this Section with respect to such information, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent necessary in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (v) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant, or (vi) with the prior written consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information, but in no event less than a reasonable degree of care.
Section 10.12.    Waiver of Effect of Corporate Seal. The Borrower represents and warrants that it is not required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
Section 10.13.    Patriot Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Lender to identify the Borrower in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the Patriot Act.
[Remainder of page intentionally left blank. Signatures appear on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SMARTFINANCIAL, INC.
a Tennessee corporation

By
Name: William Y. Carroll, Jr.
                        Title: President and Chief Executive Officer

CAPSTAR BANK
as Lender

By
Name: Larry Brooks
Title: Senior Credit Officer

EXHIBIT A
FORM OF LINE OF CREDIT NOTE

Attached
EXHIBIT 2.2
FORM OF NOTICE OF BORROWING
[Date]

CapStar Bank
PO Box 305065
Nashville, Tennessee 37230
Attention: Mr. Larry Brooks
Ladies and Gentlemen:
Reference is made to the Loan Agreement dated as of October 31, 2017 (as amended and in effect on the date hereof, the "Agreement"), among the undersigned, as Borrower and CapStar Bank, as Lender. Terms defined in the Agreement are used herein with the same meanings. This notice constitutes the Notice of Borrowing, and the Borrower hereby requests a Borrowing pursuant to the Agreement, and in that connection the Borrower specifies the following information:
(A)    The Borrowing is a Line of Credit Borrowing
(B)    Amount of Borrowing: $[________]
(C)    Date of Borrowing: _____ __, 201_

(D)	Location and number of Borrower's account to which Borrowing is to be disbursed: _________________________
The Borrower hereby represents and warrants that the conditions specified in Section 3.2 of the Agreement are satisfied.

Very truly yours,

[SMARTFINANCIAL, INC.]

By:
Name:
Title:

EXHIBIT 3.1(b)(vii)
FORM OF OFFICER'S CERTIFICATE
[Insert Effective Date]
Reference is made to that certain Loan Agreement dated as of October 31, 2017 (as amended and in effect on the date hereof, the "Agreement") among SMARTFINANCIAL, INC., a Tennessee corporation (the "Borrower") and CAPSTAR BANK, as Lender. Terms defined in the Agreement are used herein with the same meanings. This certificate is being delivered pursuant to Section 3.1(b)(vii) of the Agreement.
I, _________, the ___________ of the Borrower, DO HEREBY CERTIFY that:

(a)	the representations and warranties of the Borrower set forth in the Agreement are true and correct on and as of the date hereof;

(b)	no Default or Event of Default has occurred and is continuing at the date hereof;

(c)	since December 31, 2016, there has been no change, event or other circumstance which has had or could reasonably be expected to have a Material Adverse Effect; and

(d)
no consents, approvals, authorizations, registrations, filings or orders of the type described in Section 3.1(b)(viii) of the agreement are required to be made or obtained in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby.

IN WITNESS WHEREOF, I have hereunto signed my name as _________ of the Borrower and not in an individual capacity this _________ day of __________, 201_.

Name:
Title:

EXHIBIT 3.2(b)
FORM OF OFFICER'S CERTIFICATE
[Insert Closing Date]
Reference is made to that certain Loan Agreement dated as of October 31, 2017 (as amended and in effect on the date hereof, the "Agreement") among SMARTFINANCIAL, INC., a Tennessee corporation (to be renamed SmartFinancial, Inc., the "Borrower") and CAPSTAR BANK, as Lender. Terms defined in the Agreement are used herein with the same meanings. This certificate is being delivered pursuant to Section 3.2(b) of the Agreement.
I, _________, the ___________ of the Borrower, DO HEREBY CERTIFY that:

(a)	the representations and warranties of the Borrower set forth in the Agreement are true and correct on and as of the date hereof;

(b)	no Default or Event of Default has occurred and is continuing at the date hereof;

(c)	since December 31, 2016, there has been no change, event or other circumstance which has had or could reasonably be expected to have a Material Adverse Effect; and

(d)
no consents, approvals, authorizations, registrations, filings or orders of the type described in Section 3.1(b)(viii) of the agreement are required to be made or obtained in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby.

IN WITNESS WHEREOF, I have hereunto signed my name as _________ of the Borrower and not in an individual capacity this _________ day of __________, 201_.

Name:
Title:

EXHIBIT 5.1(d)
FORM OF COMPLIANCE CERTIFICATE

To:	CapStar Bank
PO Box 305065
Nashville, Tennessee 37230
Attention: Larry Brooks
Ladies and Gentlemen:
Reference is made to that certain Loan Agreement dated as of October 31, 2017 (as amended and in effect on the date hereof, the "Agreement"), among SMARTFINANCIAL, INC., a Tennessee corporation (the "Borrower") and CAPSTAR BANK, as Lender. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Agreement.
I, ________________, being the duly elected and qualified, and acting only in my capacity as [Chief Financial Officer][President] of the Borrower, hereby certify to the Lender as follows:
1.    The financial statements of the Borrower and its Subsidiaries for the Fiscal [Quarter/Year] ending provided to the Lender as provided in Section 5.1 of the Agreement fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at the end of such Fiscal [Quarter / Year] on a consolidated [(and, as applicable, consolidating)] basis, and the related statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal [Quarter / Year], in accordance with generally accepted accounting principles consistently applied (subject, in the case of such quarterly Call Reports and FR-Y-9 Reports, to normal year-end audit adjustments and the absence of footnotes).
2.    The calculations set forth in Attachment I are computations of the financial covenants set forth in Article VI of the Agreement calculated in accordance with the terms of the Agreement.
3.    Based upon a review of the activities of Borrower and its Subsidiaries and the financial statements attached hereto during the period covered thereby, as of the date hereof, there exists no Default or Event of Default.
IN WITNESS WHEREOF, I have hereunto signed my name as [Chief Financial Officer][President] of the Borrower and not in an individual capacity this ____ day of _______________, 201_.

Name:
Title: [Chief Financial Officer][President]

Attachment I to Compliance Certificate

For the Fiscal [Quarter / Semiannual Period] ended___________, 201_

I.	Section 6.1 – Ratio of Nonperforming Assets to Total Assets (Tested for Each Financial Institution Subsidiary)

A. Nonperforming Loans:
1. Nonaccrual loans and lease financing receivables:	$
2. Loans and lease financing receivables that are contractually past due 90 days or more as to interest or principal and are still accruing interest:	$
3. Nonperforming Loans (Lines I.A.1 + I.A.2):	$
B. Other Real Estate Owned:	$
C. Nonperforming Assets (Lines I.A.3 + I.B.):	$
D. Total Assets:	$
E. Ratio of Nonperforming Assets to Total Assets (Line I.C ÷ Line I.D):	%
Maximum permitted at the end of each Fiscal Quarter:	3.25% [Pass] [Fail]

II. Section 6.2 – Texas Ratio (Tested for Each Financial Institution Subsidiary)
A. Nonperforming Assets (Lines I.C.):	$
B. Tangible Equity:
1. Total Equity Capital	$
2. Total Intangible Assets	$
3. Tangible Equity (Lines II.B.1 – II.B.2)	$
C. Allowance for Loan and Lease Losses:	$
D. Texas Ratio (Line II.A ÷ [Line II.B.3 + Line II.C]):	%
Maximum permitted at the end of each Fiscal Quarter:	35.00% [Pass] [Fail]

III. Section 6.3 – Liquidity Ratio (Tested for Each Financial Institution Subsidiary)
A. Cash and Balances Due From Depository Institutions:	$
B. Securities:	$
C. Federal Funds Sold and Securities Purchased Under Agreements to Resell:	$
D. Trading Assets:	$
E. Pledged Securities:	$
F. Total Liabilities:	$
G. Liquidity Ratio ([Line III.A + Line III.B + Line III.C + Line III.D – Line III.E] ÷ Line III.F0 (Current Fiscal Quarter)):	%
H. Liquidity Ratio for the prior two Quarters	%, %
Requirement:	More than 9.00%, and cannot be less than 10.00% for more than 2 quarters [Pass] [Fail]
IV. Section 6.4 – Return on Average Assets (Tested for Each Financial Institution Subsidiary)
A. Net Income:	$
B. Average Total Assets:	$
C. Return on Average Assets (Line IV.A ÷ Line IV.B):	%
Minimum permitted for each Fiscal Quarter:	0.45% for 12/31/17 through 9/30/18; 0.50% for 12/31/18 and thereafter [Pass] [Fail]
V. Section 6.5 – Debt Service Coverage Ratio (Tested for the Borrower and its Subsidiaries as of 6/30 and 12/31 of each Fiscal Year, commencing 12/31/2017)
A. Consolidated Net Income of the Borrower	$
B. Borrower's Interest Expenses:	$
C. Scheduled Amortization Payments of Borrower:	$
D. Cash Interest Payments of the Borrower:	$
E. Debt Service Coverage Ratio ([Line V.A + Line V.B] ÷ [Line V.C + Line V.D]):	___ :1.00
Minimum permitted:	1.25 : 1.00 [Pass] [Fail]
VI. Section 6.6 – Regulatory Capital
As of the end of the Fiscal Quarter ended _________________, 201__, the Borrower and each Financial Subsidiary is "well capitalized" in accordance with, and satisfy each of the ratios specified in, Section 6.5 of the Credit Agreement.

[Yes - Pass] [No - Fail]
Total Risk-Based Capital Ratio (Tested for Each Financial Institution Subsidiary) – Not Less Than 10.50%	________% [Pass] [Fail]
Tier 1 Risk-Based Capital Ratio (Tested for Each Financial Institution Subsidiary) – Not Less Than 9.50%	________% [Pass] [Fail]
Tier 1 Leverage Ratio (Tested for Each Financial Institution Subsidiary) – Not Less Than 8.00%	________% [Pass] [Fail]

VI. Section 6.7 – Interest Coverage Ratio (Tested for the Borrower and its Subsidiaries as of 6/30 and 12/31 of each Fiscal Year, commencing 12/31/2017)
A. Consolidated Net Income of the Borrower	$
B. Borrower's Interest Expenses:	$
C. Cash Interest Payments of the Borrower:	$
D. Interest Coverage Ratio ([Line VII.A + Line V.B] ÷ [Line V.C]):	___ :1.00
Minimum permitted:	2.50 :1.00 [Pass] [Fail]

4830-2860-7570